Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211
News Release

Media Contact: Investor Contact:	Lauren C. Steele VP — Corporate Affairs 704-557-4551 James E. Harris Senior VP — CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
November 10, 2010	Quoted: The NASDAQ Stock Market (Global Select Market)
Coca-Cola Bottling Co. Consolidated Reports
Third Quarter and First Nine Months 2010 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $15.5 million, or basic net income per share of $1.69, on net sales of $395.4 million for the third quarter of 2010, compared to net income of $15.4 million, or basic net income per share of $1.68, on net sales of $374.6 million for the third quarter of 2009. The results for the third quarter of 2010 included $1.9 million of after-tax gains ($3.1 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges, $.2 million of after-tax gains ($.3 million on a pre-tax basis) from additional insurance recoveries on assets lost or damaged due to the Nashville, Tennessee area flood, and $1.7 million of after-tax gains related to changes in reserves for uncertain tax positions. The results for the third quarter of 2009 included $.6 million of after-tax gains ($.9 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges, and $5.4 million of after-tax gains related to changes in reserves for uncertain tax positions.
On a comparable basis, the Company earned $12.0 million in the third quarter of 2010, or comparable basic net income per share of $1.31, versus $9.4 million in the third quarter of 2009, or comparable basic net income per share of $1.03. The following table reconciles reported GAAP net income and comparable net income and basic net income per share for the third quarter of 2010 and 2009:

	Third Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2010	2009	2010	2009

Reported net income (GAAP)	$15,533	$15,428	$1.69	$1.68

Net (gain) loss on fuel & aluminum hedges, net of tax	(1,875)	(572)	(0.20)	(0.06)
Impact of Nashville area flood, net of tax	(163)	—	(0.02)	—
Changes in reserves for uncertain tax positions	(1,665)	(5,385)	(0.18)	(0.58)
Other income tax changes	196	(55)	0.02	(0.01)

Total	(3,507)	(6,012)	(0.38)	(0.65)

Comparable net income (a)	$12,026	$9,416	$1.31	$1.03

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the third quarters of 2010 and 2009. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.
The Company earned $32.2 million, or basic net income per share of $3.51, on net sales of $1.16 billion for the first nine months of 2010, compared to net income of $36.1 million, or basic net income per share of $3.94, on net sales of $1.09 billion for the first nine months of 2009. The results for the first nine months of 2010 included $2.7 million of after-tax losses ($4.5 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges, $.5 million of after-tax gains ($.9 million on a pre-tax basis) from the impact of the Nashville flood, a $.5 million increase in tax expense due to the change in tax law eliminating the tax deduction once available for Medicare Part D subsidies, and $1.7 million of after-tax gains related to changes in reserves for uncertain tax positions. The results for the first nine months of 2009 included $5.0 million of after-tax gains ($8.2 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and $7.1 million of after-tax gains related to changes in reserves for uncertain tax positions.
On a comparable basis, the Company earned $33.3 million in the first nine months of 2010, or comparable basic net income per share of $3.63, versus $24.2 million in the first nine months of 2009, or comparable basic net income per share of $2.64. The following table reconciles reported GAAP net income and comparable net income and basic net income per share for the first nine months of 2010 and 2009:

	First Nine Months
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2010	2009	2010	2009

Reported net income (GAAP)	$32,236	$36,146	$3.51	$3.94

Net (gain) loss on fuel & aluminum hedges, net of tax	2,725	(5,002)	0.30	(0.54)
Impact of Nashville area flood, net of tax	(535)	—	(0.06)	—
Impact of change in tax law regarding Medicare Part D subsidy	464	—	0.05	—
Changes in reserves for uncertain tax positions	(1,665)	(7,071)	(0.18)	(0.77)
Other income tax changes	62	77	0.01	0.01

Total	1,051	(11,996)	0.12	(1.30)

Comparable net income (a)	$33,287	$24,150	$3.63	$2.64

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the first nine months of 2010 and 2009. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.
J. Frank Harrison, III, Chairman and CEO, said, “We are very pleased with our performance thus far in 2010. Despite continued high unemployment in most of our franchise markets, we have seen strong growth on both a top-line and comparable bottom-line basis. Our employees have done an excellent job of providing the world’s best brands to our customers and consumers, and execution throughout the business is strong and continues to improve.”
William B. Elmore, President and COO, added, “We are especially pleased with the increased activity we are seeing in our On-Premise business, which is perhaps the best barometer of the strength of our brands. Our price/package/channel strategies and our continuous improvement efforts have collectively driven very strong marketplace and financial results.”

Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes effecting our distribution and packaging; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; the impact of recent volatility in the financial markets to access the credit markets; legislative changes that could affect distribution and packaging; the impact of recently announced and completed acquisitions of bottlers by their franchisors; obesity and other health concerns may reduce demand for the Company’s products; global climate change or legal, regulatory or market response to such change; ability to change distribution methods and business practices could be negatively affected by bottler disputes; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 3, 2010 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2010	2009	2010	2009

Net sales	$395,364	$374,556	$1,160,223	$1,088,566
Cost of sales	222,247	217,236	672,395	623,990

Gross margin	173,117	157,320	487,828	464,576
Selling, delivery and administrative expenses	139,455	131,024	406,689	386,461

Income from operations	33,662	26,296	81,139	78,115
Interest expense	8,841	8,866	26,453	28,059

Income before income taxes	24,821	17,430	54,686	50,056
Income taxes	7,610	1,043	18,936	11,928

Net income	17,211	16,387	35,750	38,128
Less: Net income attributable to the noncontrolling interest	1,678	959	3,514	1,982

Net income attributable to Coca-Cola Bottling Co. Consolidated	$15,533	$15,428	$32,236	$36,146

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.69	$1.68	$3.51	$3.94

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,047

Class B Common Stock	$1.69	$1.68	$3.51	$3.94

Weighted average number of Class B Common Stock shares outstanding	2,044	2,022	2,039	2,117

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.68	$1.68	$3.50	$3.93

Weighted average number of Common Stock shares outstanding — assuming dilution	9,225	9,203	9,220	9,194

Class B Common Stock	$1.68	$1.67	$3.48	$3.92

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,084	2,062	2,079	2,147

Coca-Cola Bottling Co. Consolidated
CONDENSED BALANCE SHEETS (UNAUDITED)
In Thousands

	October 3,	January 3,	September 27,
	2010	2010	2009
ASSETS
Current assets:
Cash	$33,924	$22,270	$29,574
Trade accounts receivable, net	115,554	92,727	96,263
Accounts receivable, other	43,547	21,114	34,475
Inventories	62,686	59,122	67,762
Prepaids and other current assets	31,817	35,016	25,398

Total current assets	287,528	230,249	253,472

Property, plant and equipment, net	312,759	326,701	319,456
Leased property under capital leases, net	48,029	51,548	52,727
Other assets	40,645	46,508	46,001
Franchise rights, goodwill and other intangibles, net	627,704	628,071	628,210

Total	$1,316,665	$1,283,077	$1,299,866

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and capital lease obligations	$3,861	$3,846	$3,759
Accounts payable and accrued expenses	183,331	158,136	176,088

Total current liabilities	187,192	161,982	179,847

Deferred income taxes	158,359	158,548	142,239
Pension, postretirement and other liabilities	189,438	196,274	202,854
Long-term debt and obligations under capital leases	579,411	597,178	613,129

Total liabilities	1,114,400	1,113,982	1,138,069

Stockholders’ equity	145,947	116,291	109,418
Noncontrolling interest	56,318	52,804	52,379

Total	$1,316,665	$1,283,077	$1,299,866